S.E.C. FILING

                    MASTER REALTY PROPERTIES, INC.
                f/k/a MASTER MORTGAGE INVESTMENT FUND, INC.
                               PRE   R     14A
                              December 31, 1996

                       Filed:      July 2     , 1997


TABLE OF CONTENTS
NOTICE OF MEETING
VOTING ISSUES
GENERAL SUMMARY INTRODUCTION
SHAREHOLDER PROPOSALS
BENEFICIAL OWNERSHIP
BOARD OF TRUSTEES
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION
RECAPITALIZATION
EXTENSION OF LIFE OF COMPANY
ELECTION OF TRUSTEES
APPOINTMENT OF AUDITORS


<<NOTICE OF MEETING>>

Master Realty Properties, Inc.
712 Broadway, Suite 700
Kansas City, MO  64105

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


<<VOTING ISSUES>> Notice is hereby given that the 1996 Annual Meeting of the shareholders of Master Realty Properties, Inc. (the "Company") will be held at 612 Central, Kansas City, Missouri 64105, on _______________, 1997 at 10:00 a.m. for the following purposes:

     1. To consider and vote upon a plan of recapitalization, pursuant to which the Common Stock and Preferred Stock of the Company would be consolidated via a 2,500-to-1 reverse split; the issuance and existence of fractional shares will be prohibited; and the Articles of Incorporation of the Company would be amended to authorize 50,000 Common Shares and 1,000 Preferred Shares.

     2. To consider and vote upon an amendment to the Articles of Incorporation of the Company to extend the life of the Company in perpetuity.

     3. To elect trustees for the terms expiring at the Annual Meeting of Shareholders.

     4. To vote on the recommendation of management that Mayer, Hoffman & McCann be appointed auditors of the Company for 1997.

     5. To transact such other business as may properly come before the Annual Meeting.

     The close of business on ________________, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at the Annual Meeting.

     Please be advised that the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1996 is included with this mailing to all shareholders of record.

                                        By Order of the Board of Trustees



                                        Byron Constance,
                                        Secretary


     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed Proxy and mail it promptly in the envelope provided for your convenience, which requires no postage if mailed in the United States.


</PROXY-INTRO>

<<GENERAL SUMMARY INTRODUCTION>>

                      Master Realty Properties, Inc.
                          712 Broadway, Suite 700
                       Kansas City, Missouri  64105
                            Proxy Statement for
                      Annual Meeting of Shareholders
                       To Be Held ____________, 1997


This Proxy Statement (the "Proxy Statement") is furnished to shareholders of Master Realty Properties, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on ___________________, 1997, at 612 Central, Kansas City, Missouri 64105 at
10:00 a.m., and at any adjournment thereof. The approximate mailing date of this Proxy Statement and the accompanying proxy is _____________, 1997. ANY PROXY MAY BE REVOKED IN PERSON AT THE ANNUAL MEETING, OR BY
SUBMITTING A PROXY DATED LATER THAN THE PROXY TO BE REVOKED OR BY
NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING AT ANY TIME PRIOR
TO THE TIME IT IS VOTED.

In addition to the solicitation of proxies by mail, officers and other representatives of the Company may solicit the return of proxies by telephone, telegraph or personal contact. The Company will bear the expense of preparing, printing, assembling and mailing this Proxy Statement and accompanying material to its Shareholders and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy solicitation material to beneficial owners.

Pursuant to Section 3.8 of the Bylaws of the Company and Section 2.31 of the Delaware Corporation Code, the Board of Trustees is required to appoint an Inspector of Election. The Board of Trustees has appointed Thomas H. Trabon as the Inspector of Election (the "Inspector of Election") of the Annual Meeting. The Inspector of Election shall determine the outstanding Common and Preferred shares of the Company, the number of shares represented at the Annual Meeting and the existence of a quorum. The Inspector of Election shall receive votes, proxies, ballots and consents, will count and tabulate all votes and determine the result. The Inspector of Election will determine the authority, validity and effect of each proxy, hear and determine all challenges and questions and do all other ministerial acts as may be proper to conduct the election or vote with fairness to all Shareholders.

In connection with all meetings of Shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a Shareholder are kept confidential, except that disclosure may be made (i) to allow the Inspector of Election to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. Comments written on proxies, consents or ballots may be transcribed and provided to the Secretary of the Company with the name and address of the Shareholder without reference to the vote of the Shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment.

At December 31, 1996, the Company's outstanding voting stock consists of 15,554,669 shares of Common Stock and 2,491,622 shares of Preferred Stock. Only holders of stock of record at the close of business on ________, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Preferred Stock is entitled to one vote on each matter to be acted upon at the Annual Meeting.

    At the Annual Meeting, the Shareholders will be asked to consider and vote upon a plan of Recapitalization (the "Plan of Recapitalization") which will include a 2500-to-1 reverse stock split. In addition, the Plan of Recapitalization will prohibit the issuance of fractional shares and amend the Articles of Incorporation to authorize 50,000 Common Shares and 1,000 Preferred Shares. The Shareholders will also be asked to amend the Articles of Incorporation to extend the life of the Company in perpetuity.

The Board of Trustees recommends the above stated proposals for several reasons. When the substantial majority of the Shareholders approved the Company's Plan of Reorganization, management was compelled to actively pursue the implementation of the Strategic Redirection Plan (the "SRP"). The SRP is divided into the three following Phases:

Phase I: ASSET PRESERVATION - The Company was forced to take aggressive steps to protect the Company's interests in its assets. These steps included foreclosures, workouts and litigation.

Phase II: CASH FLOW ENHANCEMENT - The Company has focused its energy to the re-establishing of cash flow to its shareholders. This phase encompasses asset monitoring, collection efforts and control procedures over Phase I workout programs.

Phase III: SHAREHOLDER LIQUIDITY - The final phase of the SRP is to provide shareholders of the Company with liquidity options. The first and foremost goal of this phase will be the creation of a marketplace for the Company's stock.

The Board recommends the proposals submitted to the Shareholders because, in the Board's opinion, they enhance the ability of management to successfully implement Phase II and Phase III of the SRP, which represents the Company's current operating guidelines. The basic investment objective of the Company is to provide current income and capital appreciation while at the same time protecting the Company's capital. The extension of the life of the Company in perpetuity provides management with greater flexibility in making property acquisitions, which may, in the future, provide opportunities to achieve this objective. In addition, the adoption of Proposal 2 would be the first step toward making a market for the Company's stock, as is required by Phase III. In the event that the proposals are adopted, the Company plans to continue pursuing the goals set forth in the SRP.

A majority of the Company's outstanding voting Common Stock and Preferred Stock, represented in person or by proxy, is necessary to constitute a quorum to take action at the Annual Meeting. Cumulative voting is not permitted.
If a quorum is present at the Annual Meeting, the simple majority of those shares voting is required for the Amendment of the Articles of Incorporation to effect a 2,500-to-1 reverse stock split; to recapitalize the Company to authorize 50,000 Common Shares and 1,000 Preferred Shares; to prohibit the issuance and existence of fractional shares; to extend the life of the Company in perpetuity; and for the election of the trustees. A Shareholder who abstains from voting on any or all proposals will be included in the number of Shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of nominees for trustee or other proposals.

All references in this Proxy Statement to the Company's last fiscal year refer to the period from January 1, 1996 to December 31, 1996.


<<SHAREHOLDER PROPOSALS>>

Subject to the rules of the Securities Exchange Act of 1934, any Shareholder who intends to submit a proposal for action at the Annual Meeting must be a record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the Annual Meeting and must have held such securities for at least one year. Further, the Shareholder must continue to own such securities through the date on which the Annual Meeting is held. Currently, the 1997 Annual Meeting of Shareholders is scheduled to be held on _____________, 1998. To be considered for inclusion in the proxy material for the next Annual Meeting, proposals must be received by the Secretary of the Company at 712 Broadway, Suite 700, Kansas City, Missouri 64105 on or before _________________.


<<BENEFICIAL OWNERSHIP>>

Under the Securities Exchange Act of 1934, a person is deemed a beneficial owner if he/she has the right to acquire beneficial ownership of stock within sixty (60) days, whether upon the exercise of a stock option or otherwise. The following table sets forth information regarding the beneficial ownership of the Company's shares by the Trustees, nominees for Trustee, management and five percent beneficial owners as of December 31, 1996. Each individual listed is a Trustee, other than Dr. Richard Padula, who is a 5% beneficial owner, and Thomas H. Trabon, who is the Executive Vice President of the Company.

                       Amount of      % of        Amount of       % of
                      Beneficial   Beneficial     Beneficial    Beneficial
                      Ownership    Ownership     Ownership     Ownership
      Name            Preferred    Preferred     Common(1)      Common
------------------   -----------   ----------   -------------   ----------
John J. Bennett       63,534.316      2.55%     1,281,842.371      4.28%
3850 W. 171st             (1)                         (2)
Stilwell KS
66085

Byron Constance       55,820.457     2.24%        349,897.813      1.17%
3729 S. Union             (3)                         (4)
Independence MO
64055

Richard Polcari        33,840.703     1.36%       475,196.023      1.59%
27 Thayer Road            (5)
P.O. Box 79197
Belmont, MA  02179

James E. Trimmer      184,218.635     7.39%     1,401,114.255      4.68%
3130 Wheeling             (6)                         (7)
Kansas City, MO 64129

Robert K. Brown        12,685.264      .51%       279,797.149       .93%
3200 S. M-291 Highway     (8)                         (9)
Independence, MO
64057

Dr. Richard Padula    108,509.440     4.35%     3,371,721.407     11.25%
6420 Prospect            (10)                        (11)
Ste T211
Kansas City, MO 64132

Thomas H. Trabon       14,358.263      .57%       108,342.679       .36%
3441 W. 131st Street     (12)                        (13)
Leawood, KS  66209

Executive Officers    364,457.638    14.62%     3,896,209.240     13.00%
and Trustees as a
Group (6 Persons)

------------

     (1)  Includes 24,927.184 held in American Fiduciary Corp. 401(k) Plan:
         26,967.674 shares held in Master Realty Properties, Inc. Target
Benefit Plan; and 3,604.534 shares held in     family      trust         .

     (2)  Includes             24,505.794 shares held in

             family
     trust; 517.954 shares held in American Fiduciary Corp. 401(k) Plan; and 347,946.617 shares held in Master Realty Properties, Inc. Target Benefit Plan.

     (3) Includes 39,751.39 shares held by Constance, Stewart & Cook pension and profit sharing plans and 15,780 owned jointly with spouse.

     (4) All shares held by Constance, Stewart & Cook pension and profit sharing plans.

     (5)  Includes 958 shares held by spouse.

     (6)  Includes 120,941.812 shares held by spouse.

     (7) Includes 11.140 shares held in Precise Forms, Inc. Profit Sharing Plan; 333.426 shares held by wife; 462,833.970 shares held in wife's trust; and 462,838.437 shares held by James Trimmer, Trustee.

     (8)  All shares held by Floyd R. Brown & Co., P.C.

     (9) 154,463.661 shares held in Floyd R. Brown & Co., P.C. Profit Sharing Plan, and 125,333.488 shares held by Floyd R. Brown &. Co., P.C.

     (10) Includes 6,483.873 shares held in trust by spouse and 102,025.567 shares held by Richard T. Padula, Trustee.

     (11) Includes 904.667 shares held in trust by spouse and 3,370,827.740 shares held by Richard T. Padula, Trustee, and 167,319.509 shares held in trust by spouse which underlie an unexercised conversion privilege as evidenced by a Convertible Subordinated Debenture issued by the Company.

     (12)  All shares owned by Master Realty Properties, Inc., Target
Benefit Plan.

     (13)  All shares owned by Master Realty Properties, Inc., Target
Benefit Plan.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
---------------------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)") requires executive officers, directors, trustees, and persons who beneficially own more than 10% of the Company's shares, to file with the Securities Exchange Commission reports of ownership and changes in ownership of Common stock of the Company. Officers, directors, trustees and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the best of the Company's knowledge, Richard Padula is the only Shareholder beneficially owning a greater than 10% interest in the Company. Based solely on review of the copies of such reports furnished to the Company, the Company believes that, during the 1996 fiscal year, the filing
requirements              were not complied with on a timely basis, however,
all appropriate filings have been made at this time.


<<BOARD OF TRUSTEES>>

Meetings and Committees of the Board of Trustees
------------------------------------------------

During the Company's last fiscal year, the Board of Trustees met two times. All members of the Board of Trustees were present at each meeting, either in person or by telephone.

During the Company's last fiscal year, the Independent Trustees were paid their reasonable expenses incurred in connection with their services as Trustees, including, without limitation, travel to and attendance at each meeting of the Board of Trustees, as well as each Annual Meeting of the Shareholders. In addition, each Independent Trustee received a $5,000.00 annual fee and $250.00 per meeting.

The Affiliated Trustees do not receive compensation for services rendered as a member of the Board of Trustees.


<<EXECUTIVE COMPENSATION>>

The current executive officers of the Company are as follows:

John J. Bennett, 53
3850 W. 171st Street
Stilwell, KS  66085
President, Chairman of the Board of Master Realty Properties, Inc. since
1988.

Mr. Bennett is the President of Integrated Financial Services, Inc., a private corporation which provided banking and financial services to the Company from 1988 until June 1, 1994. He has held that position since 1974. He is the President of Master Realty Corp., Master Mortgage Realty II, Inc., Master Mortgage Realty III, Inc. and Master Mortgage Realty V, Inc., and the Vice President of Master Mortgage Realty IV, Inc., River Market Venture, Inc. and Real Estate Equities, Inc., all of which are wholly owned subsidiaries of the Company. Mr. Bennett has also been a Director of First Trust of MidAmerica since 1989.

Mr. Bennett was the general partner of Embassy Properties, North, L.P., a Missouri limited partnership, that filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in October, 1993. A plan was confirmed in that case in 1996. Mr. Bennett was also a member of Thirty Five Corp., L.L.C., a Kansas limited liability company, who filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in November 22, 1994 in the United States Bankruptcy Court for the District of Kansas. A plan was confirmed in that case on June 26, 1996.

In 1993, Mr. Bennett was named Defendant in a lawsuit filed by Robert Reich, Secretary of the United States Department of Labor, in the United States District Court for the District of Kansas wherein the Secretary alleged various ERISA violations. Mr. Bennett filed an answer denying all allegations and specifically denying that he ever exercised discretionary authority and control over the management and disposition of ERISA plan assets. In lieu of a lengthy and expensive litigation, Mr. Bennett entered into a Settlement Agreement and Consent Order on May 27, 1994

   , which has
now expired,     wherein he agreed to not act as a fiduciary by reason of
exercising any discretionary authority or control over the assets of an ERISA plan for a period of three years. Mr. Bennett continues to assert that he has never acted as a fiduciary to an ERISA plan by reason of exercising discretionary authority or control.

Thomas H. Trabon, 47
3441 W. 131st Street
Leawood, KS  66209
Executive Vice President since 1991.

Mr. Trabon was a partner in Laventhol & Horwath, a National Certified Public Accounting firm from January 1, 1984 to November, 1990. Laventhol & Horwath filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on November 21, 1990 as case number 90-B13839 in the Southern District of New York. A plan was confirmed in that case on August 25, 1992. Mr. Trabon is currently the President and shareholder of Trabon Consulting Company, an accounting service firm located in Kansas City, Missouri. Trabon Consulting provides, through a contractual relationship with Embassy Properties, Inc. and Embassy Hotel Management Company, Inc., accounting services to certain assets of the Company and its subsidiaries. He is also currently a partner in Trabon & Company, a certified public accounting firm located in Kansas City, Missouri. Trabon & Company also provides tax return preparation services to the Company and its affiliates. Mr. Trabon was the Executive Vice President of Integrated Financial Services, Inc. from November, 1991 until June, 1994, a private corporation which provided banking and financial services to the Company from 1988 until June, 1994.

Mr. Trabon is the President of River Market Venture, Inc., Master Mortgage Realty IV, Inc. and Real Estate Equities, Inc., and the Vice President of Master Realty Corp., Master Mortgage Realty II, Inc., Master Mortgage Realty V, Inc. and Master Mortgage Realty VI, Inc., all of which are wholly owned subsidiaries of the Company.

Byron Constance, 70
3729 S. Union
Independence, MO  64055
Secretary of Master Realty Properties, Inc. since January 26, 1991.

Mr. Constance is the retired Senior Partner in Constance Stewart & Cook, L.C., a law firm located in Independence, Missouri, and is presently of counsel to the firm. He has practiced law since 1949, and serves on the Advisory Board of Directors of Hillcrest Bank, located in Kansas City, Missouri.

Robert K. Brown, 50
3200 South M-291 Hwy.
Independence, MO  64057
Treasurer since 1996.

Mr. Brown has been a partner in Floyd R. Brown & Co., P.C., a certified public accounting firm in Independence, Missouri, since 1969.

The following table discloses compensation received for the last three (3) fiscal years by the Company's President and executive officers.

                              SUMMARY COMPENSATION TABLE

                                 Annual Compensation

      Name and                                                 All Other
Principal Position   Year       Salary         Bonus(1)    Compensation(2)
------------------   ----    --------------   -----------   ---------------
John J. Bennett      1996    $185,262.58      $152,485.00     $130,000.00
Chairman of the      1995    $184,400.00      $152,401.00     $ 30,000.00
Board, President     1994    $ 92,092.78(3)   $0              $  8,055.00

Thomas H. Trabon     1996    $ 94,075.00      $ 28,046.50     $ 11,573.71
Executive            1995    $ 91,500.00      $ 12,000.00     $  9,397.73
Vice President       1994    $ 67,750.00(3)   $0              $  7,008.00

--------------------

     (1) As employees of the Company, Mr. Bennett and Mr. Trabon are entitled to participate in the Company's Bonus Pool (the "Pool") which became effective on June 15, 1994. The minutes of the Company dated July 26, 1994 provide that the following amounts will be calculated and contributed to the Pool on an annual basis commencing January 1, 1995;

     An amount equal to one-half of one percent (1/2 of 1%) of the increase in the net assets of the Company during the calendar year. Net assets being defined as the gross assets of the Company determined on a consolidated basis in the certified audited financial statements, less all reserves provided for in those financial statements;

     An amount equal to the calculated return defined as twenty percent (20%) of the Company's increase in equity in a calendar year that exceeds the base return defined as three percent (3%) over the average one (1) year treasury bill rate in effect at the end of each quarter of the calendar year applied to the average equity of the Company for the calendar year. The amounts owed under this subsection will be payable over a three year term beginning with the year immediately after the computation year (deferral payments).
However, to the extent the Company recognizes a net decline in the equity in any subsequent year or the actual calculated return does not exceed the base return, the deferral payment will be offset by the calculated negative return taking into consideration the equity declines or the less than expected returns; and

     An amount based on subjective criteria or special performance as determined by the Board of Trustees of the Company.

     Distributions of the Bonus Pool will be made on a quarterly basis commencing in the first quarter of 1995, to Company employees in the sole discretion of the President.

     (2) In 1994, Mr. Bennett received $8,055.00 as a Company contribution to the Company's Employee Defined Contribution Plan. Mr. Trabon received $7,008.00 as a Company contribution to the Company's Employee Contribution Plan. In 1995, Mr. Bennett received $30,000 as a Company contribution to the Company's Employee Defined Contribution Plan and Mr. Trabon received $9,397.73 to the Company's Employee Defined Contribution Plan. In 1996, Mr. Bennett received $30,000.00 as a Company contribution to the Company's Employee Defined Contribution Plan, and Mr. Trabon received $11,573.71 as a Company contribution to the Company's Employee Defined Contribution Plan. During the Company's last fiscal year, Mr. Bennett, pursuant to the terms of his Employment Contract, agreed to accept a portion of the bonus attributable to him under the Bonus Pool in the form of Company securities. Accordingly, in 1996, Mr. Bennett was issued a Convertible Subordinated Debenture in the face amount of $333,333.33. The market value of this debenture, based on purchases and sales of debentures at that time, was estimated at that time by Management to be $100,000.00.

     (3) Amounts disclosed were earned and paid between July 1, 1994 and December 31, 1994.

Employment Contracts
--------------------

The Company entered into a five (5) year Employment Agreement with Mr. Bennett dated June 15, 1994. His base salary is $185,000.00 per year. In addition, the Company agreed to negotiate increases in base salary and bonus compensation based on (i) comparable salaries and benefits then provided to the chief executive officers of other business enterprises similar to the business of the Company; (ii) objective performance criteria of the Company, including, without limitation, total shareholder returns, return on equity and growth in funds from operations; (iii) proper execution of the Company's Strategic Redirection Plan and (iv) other special circumstances which would warrant a further increase in base salary or bonus compensation. As an employee of the Company, Mr. Bennett is entitled to participate in the Bonus Pool.

In the event that the Employment Agreement is terminated by the Company because of the misconduct of Mr. Bennett, the mental or physical disability of Mr. Bennett or the voluntary or involuntary liquidation or sale of the assets of the Company, the Company will pay to Mr. Bennett all compensation accrued up to the date of such termination, liquidation or sale. In addition, if the Employment Agreement is terminated due to Mr. Bennett's mental or physical disability, the Company will pay a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement. In the event that the Employment Agreement is terminated by the Company for any other reason, the Company is obligated to pay Mr. Bennett all compensation accrued up to the event of such termination and a lump sum aggregate amount equal to all base salary plus the aggregate value of all other benefits which the Company would have been required to pay Mr. Bennett during the remainder of the term of the Agreement.

Executive Compensation Report of the Board of Trustees
------------------------------------------------------

During the last fiscal year, the Company did not have a Compensation Committee. The Independent Trustees are responsible for advising Management on matters pertaining to compensation arrangements for executive employees, as well as administration of the Company's bonus pool. The Company's employee compensation policy is to offer a package including a competitive
salary, an incentive bonus pool based upon              the scope of the
employee's duties and the relationship of these duties to the performance of
the Company     , competitive benefits and an efficient workplace
environment. The Company's objective is to determine salaries that are sufficient to attract, motivate and retain executives of outstanding ability and potential.

    The Company's Bonus Pool consists of (1) an amount equal to one-half of one percent (1/2 of 1%) of the increase in the net assets of the Company during the calendar year. Net assets are defined as the gross assets of the Company determined on a consolidated basis in the certified audited financial statements, less all reserves provided for in those financial statements;

     (2) an amount equal to the calculated return defined as twenty percent (20%) of the Company's increase in equity in a calendar year that exceeds the base return defined as three percent (3%) over the average one (1) year treasury bill rate in effect at the end of each quarter of the calendar year applied to the average equity of the Company for the calendar year. (The amounts owed under this subsection will be payable over a three year term beginning with the year immediately after the computation year (deferral payments). However, to the extent the Company recognizes a net decline in the equity in any subsequent year or the actual calculated return does not exceed the base return, the deferral payment will be offset by the calculated negative return taking into consideration the equity declines or the less than expected returns); and

     (3) an amount based on subjective criteria or special performance as determined by the Board of Trustees of the Company.

Distributions of the Bonus Pool are made on a quarterly basis to Company employees in the sole discretion of the President.

Base salaries are intended to be competitive with those paid to senior
executives at other real estate investment trusts     with less than $200
million in assets whose property focus is in diversified properties      and
are determined in a manner that takes into account an individual's performance and contributions to the Company and the Company's operating performance. The Company's employee base compensation policy is subjective
in nature and is not based on any specific formula.   In determining
compensation for the 1996 fiscal year, the Board of Trustees took into account managerial competence which the executive officers demonstrated in managing the business of the Company. This expertise was evident in the increased activities of the executive officers in administering the Company's real estate portfolio, including the refinancing of the majority of the Company's assets with Salomon Brothers Realty Corp., and the significant increase in the book value of the Company, as reported by the Company's independent auditors since 1994. When the Company confirmed its Plan of Reorganization in April, 1994, the book value of the Company was reported as $8,111.00. On December 31, 1994, the book value had increased to $3,334,136.

On December 31, 1995, the book value had further increased to $5,215,535 and, at the Company's last fiscal year end, the book value was reported as $9,814,936.

In determining compensation of the President and other executive officers of the Company, the Independent Trustees reviewed the expertise with which Management implemented the Company's Strategic Redirection Plan (the "SRP"). The SRP was developed by the Board of Trustees in 1994 and sets forth a comprehensive 3-part business plan. Phase I of the SRP concentrated on preservation of the Company's assets. Management has done an exceptional job of protecting the Company's assets through loan workout negotiations, litigation and, where necessary, foreclosure. As of December 31, 1996, Management had successfully secured and protected the Company's interests in the vast majority of the Company's assets, with only two assets remaining subject to Phase I monitoring.

Phase II of the SRP involves the establishment and monitoring cash flow from the asset to the Company. This phase required Management to closely analyze the physical and financial status of each project, and take whatever steps were necessary to stabilize the assets in order to provide the greatest possible cash flow to the Company. In addition, Management is required to work closely with the property manager to monitor the progress of the asset. Management's performance under Phase II of the SRP has far exceeded the targeted performance objectives set forth therein by the Board of Trustees.

The final phase of the SRP is the development of shareholder liquidity and a market for the Company's stock. Management is currently beginning its efforts to meet these objectives. The initial steps toward effectuating Phase III are to be considered by the Shareholders at the 1996 Annual Meeting.

    The Independent Trustees report that, upon a final calculation of the Bonus Pool allocations, pursuant to the formula previously approved by the Independent Trustees, there is required a significant cash outlay in payment of the Bonus Pool allocation. Mr. Bennett's portion of this Bonus Pool allocation was calculated to be $252,485. Mr. Bennett has agreed to accept a portion of his Bonus Pool allocation in Company securities, rather than cash, in an attempt to reduce the cash outlay of the Company. Accordingly, Mr. Bennett was issued Company subordinated debentures valued at $100,000. The Independent Trustees believe that the issuance of these securities, together with the Bonus Pool payments of $152,485 to Mr. Bennett and
$28,046.50 to Mr. Trabon are fair and reasonable.  In addition,      the
Independent Trustees believe that the Company, under the direction of
Management, exceeded the          performance objectives set forth in the
SRP. In view of Management's performance, the Independent Trustees have determined that Mr. Bennett's base annual salary for the 1996 fiscal year of $185,262.58 and Mr. Trabon's annual base salary for the 1996 fiscal year of $94,075.00 were reasonable.

Respectfully submitted,


Byron Constance
Richard Polcari
Robert K. Brown
James E. Trimmer
James I. Threatt


<<PERFORMANCE GRAPH>>

The Securities Exchange Act of 1934 requires that the Company provide a line graph comparing, over a five year period, cumulative shareholder return against an acceptable industry index. However, it must be noted that the data listed below is market weighted and that, to the Company's knowledge, stock of the Company has not been traded during the period covered by this Proxy Statement. Due to the non-existence of a market for the shares, the computation of value shown is not according to market value. The following graph compares the performance of the Company's shares with the Standard & Poor's 500 Stock Index and a peer group index consisting of publicly traded equity REITs prepared by the National Association of Real Estate Investment Trusts. The graph assumes $100.00 invested on December 30, 1991 in the Company's shares, the S & P 500 Index and the peer group index, and assumes the reinvestment of dividends. The comparisons in this table are not intended to forecast or be indicative of any future performance of the Company's shares.

                 Comparison of Five Year Cumulative Total Return
                   December 31, 1991 through December 31, 1996


PERFORMANCE GRAPH DELETED


                                     12/92   12/93   12/94   12/95   12/96
                                     -----   -----   -----   -----   -----
Master Realty Properties, Inc.        100      0       0       0       0
S&P 500 Index                         100     111     125     130     169
All Equity REITS                      100     119     123     142     192



<<    [/R]     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION     >>

The Company engages Embassy Properties, Inc., a Kansas corporation ("EPI"), to manage most real estate assets of the Company. The management services include, among other things, rent billing and collection, leasing, maintenance, construction supervision, compliance with regulatory statutes and rules and property disposition. In the Company's last fiscal year, the Company paid EPI $119,948. Janet Gatz-Bennett, John Bennett's spouse, is the President and sole shareholder of EPI and Roger E. Buford, an Affiliated Trustee of the Company, is Executive Vice President of EPI. The Board of Trustees has determined that the Company's relationship with EPI is on terms as favorable to the Company as would be available from a non-affiliated party.

Under regulations governing real estate investment trusts, the Company is not allowed to operate hotels. Accordingly, the Company has entered into lease agreements for its hotel properties with Embassy Hotel Management Co., Inc. ("EHM"), a Missouri corporation wholly owned by EPI. Roger E. Buford, an Affiliated Trustee of the Company, is Executive Vice President of EHM. The Company believes the lease terms and provisions are as favorable to the Company as would be available from a non-affiliated party. EHM paid a total of $996,706 in lease payments to the Company and affiliates of the Company in 1996.

From its incorporation in 1988 until June 14, 1995, the Company was operated under an advisory agreement (the "Advisory Agreement") with Integrated Financial Services, Inc., a Kansas corporation ("IFS"), of which John Bennett is the sole shareholder and President. Pursuant to the Advisory Agreement, and pursuant to the Company's Fourth Amended Plan of Reorganization approved by the United States Bankruptcy Court for the Western District of Missouri,
the Company paid IFS    , as an unsecured creditor of the Company,      in
1996 the sum of     $86,656.00     .  This amount represents fees for
various services performed for the Company by IFS and reimbursement for
certain expenses incurred by IFS on the Company's behalf     prior to 1992
    .

Under the terms of the Company's Chapter 11 Plan of Reorganization, certain individuals, or qualified plans under which they participated, who held the Company's Convertible Subordinated Debentures (the "Debentures") participated in the Company's Alternative Treatment Plan (the "ATP"). Under the terms of
the ATP, these individuals     or entities      converted all or part of
their Debentures, together with an equal cash contribution, into a direct loan participation interest in a collateral pool loan. The loan is collateralized by certain assets of the Company, and is to be repaid in 10 years, in quarterly installments including interest at 9% based on a 20 year amortization. The following reporting persons and/or their qualified retirement plans have made cash contributions in the amounts listed opposite their name:

               John J. Bennett                  $388,965.00
               Robert K. Brown                  $ 50,000.00
               James Trimmer                    $474,579.00
               Richard Polcari                  $100,000.00
               Dr. Richard Padula               $200,000.00

<<RECAPITALIZATION>>

PROPOSAL 1. APPROVAL OF A PLAN OF RECAPITALIZATION TO EFFECT A 2,500-TO-1 REVERSE SPLIT WITH REGARD TO COMMON SHARES AND A 2,500-TO-1 REVERSE SPLIT WITH REGARD TO PREFERRED SHARES AND THE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO PROHIBIT THE ISSUANCE AND EXISTENCE OF FRACTIONAL SHARES AND THE AUTHORIZATION OF 50,000 COMMON SHARES AND 1,000 PREFERRED SHARES

The shareholders will be asked to approve a proposal to effect a 2,500-to-1
reverse stock split     (the "Reverse Stock Split")     .  The reverse stock
split, if approved, will result in conversion of each 2,500 shares of the Company's Common Stock into one new share of Common Stock ("New Common Stock"). In addition, each 2,500 shares of the Company's Preferred Stock would be converted into one new share of Preferred Stock ("New Preferred Stock"). The rights and privileges of the holders of Common Stock and Preferred Stock will be substantially unaffected by the reverse stock split. No fractional shares resulting from the reverse stock split will be issued. Instead, the Company will pay in cash, the sum of $.31 per share, or will make available for sale from its treasury stock additional shares of stock in an amount sufficient to equal one share of New Common Stock or New Preferred Stock. There are 1,537 Shareholders who own less than 2,500 shares. Therefore, the reverse stock split could potentially reduce the number of
Shareholders of the Company to less than 1,000.      Proposal 1 may be
abandoned by the Board of Trustees at any time before or after the Annual Meeting if for any reason the Board of Trustees deems it advisable.

In April, 1994, the Company issued certain Convertible Subordinated Debentures (the "Debentures") which contain a conversion privilege into Common Stock of the Company at any time prior to maturity, which is December 31, 2003. The number of Common Shares issuable upon conversion is based on the Company's book value on December 31, 1993, or $.22 per share. At December 31, 1996, there were $3,227,043.00 Debentures remaining outstanding. The 2,500-to-1 reverse stock split would reduce the amount of authorized shares to 18,000, which amount is insufficient to cover the amount of Common Shares necessary for the Company to satisfy the conversion obligation under the Debentures. Accordingly, in connection with the Reverse Stock Split
    , the Shareholders will be asked to approve a proposal to amend the Company Articles of Incorporation to authorize, immediately after the reverse stock split is effectuated, 50,000 shares of Common Stock and 1,000 shares of Preferred Stock.

Background
----------

The Company is a Delaware corporation which has conducted its operations with the intention of meeting the requirements of the Internal Revenue Code of 1986 for qualification as a real estate investment trust. The Company was incorporated on May 12, 1988 and commenced operations of December 15, 1988. Currently, the Company has approximately 2,500 Shareholders. This large number of Shareholders imposes a significant administrative and financial burden on the Company. The cost of Shareholder communications and registrar fees for such a large number of Shareholders is substantial. Many of these Shareholders own a very small amount of Company stock. If the Reverse Stock Split is approved, the number of Shareholders could potentially be reduced to
under 1,000    , thus reducing the administrative expense of Shareholder
communication and maintenance by over 50%     .  The Board of Trustees
believes that the reduced administrative expenditures which could result from the reverse stock split are a sound business reason for the approving this proposal.

    Reasons for the Reverse Stock Split
---------------------------------------

The current number of outstanding shares of Common Stock is atypical for a company the size of Master Realty Properties, Inc. The large number of shares of Common Stock currently outstanding is largely a result of the issuance of convertible subordinate debentures which were issued as part of
the Company's Plan or Reorganization in 1994.   The conversion of these
debentures into Common Stock of the Company has substantially diluted the book value of the Company stock.

The Board of Trustees believes that the Reverse Stock Split is in the best interests of the Company. Management has met with numerous market makers who have indicated the necessity of establishing a book value of the Company's stock at a level which would be acceptable on the market. The Company believes that the adoption of the Reverse Stock Split is the initial step in increasing the acceptance of the stock by the financial community and the investing public and, accordingly, enhance shareholder value and liquidity. This is precisely the goal of Phase III of the SRP. Management, under the direction and supervision of the Board of Trustees, is currently analyzing additional action which would assist in making a market for the Company's stock.

The adoption of the Reverse Stock Split would decrease the number of shares outstanding and establish a per share book value for the New Common Stock and the New Preferred Stock. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or the Company's reputation in the financial community, but in reality, this is not necessarily the case, as many investors look upon a low priced stock as unduly speculative in nature and, as a matter of policy, avoid such investments.

Moreover, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

In addition, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, a lower share price can result in individual shareholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price were substantially higher.

Although there can be no assurance that the price of the Company's shares after the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the Reverse Stock Split is intended as the first step in establishing a price level for the New Common Stock and the New Preferred Stock that will broaden investor interest.

Holders of Old Common Stock and Old Preferred Stock are advised to consult their own tax advisers regarding the federal income tax consequences of the proposed Reverse Stock Split in light of their personal circumstances and the consequences under state, local and foreign tax laws.



Amendment of the Articles of Incorporation
------------------------------------------

The Company's Articles of Incorporation currently identify 45,000,000 shares of Common Stock, par value $.01, as Common Stock. In addition, the Company's Articles of Incorporation identify 2,500,000 shares of Preferred Stock, par value $.01, as Preferred Stock. Article Fourth of the Articles of Incorporation of the Company would be amended to read as follows:

     "FOURTH: The total number of shares of capital stock which the Corporation has authority to issue is 50,000 shares of Common Stock with $.01 par value and 1,000 shares of Preferred Stock with $.01 par value. The Preferred Stock shall have the rights, privileges, designations and preferences as determined by the Board of Trustees. There shall be no fractional shares."

If approved, the Amendment to the Articles of Incorporation will be filed with the Secretary of State of Delaware. The Amendment will become effective on the date of such filing.

Cash Payment or Additional Shares for Fractional Shares
-------------------------------------------------------

If the reverse stock split is approved, the Company will not issue fractional shares to Shareholders whose holdings are not evenly divisible by 2,500. Instead, it will, at the option of the each such Shareholder, purchase for cash any shares, or sell from its treasury stock additional shares of Common Stock or Preferred Stock, as applicable, for which fractional shares would otherwise have been issued. The purchase or sale price for such fractional shares will be $.31 per share. This computation assumes that all Debentures have converted into Common Stock as of March 31, 1997. The Company believes that this value is a reasonable approximation of book value of stock of the Company.

Uncertificated Stock
--------------------

The Board of Directors has adopted a resolution authorizing the issuance of uncertificated shares of stock. If the reverse stock split is adopted, the Shareholders will be required to return their stock certificates to the Company for cancellation. The Company will then send each Shareholder a written statement containing a description of the shares, the number of shares registered and the date of registration. The Company will not forward such written statement to a Shareholder until the Shareholder has surrendered all certificates currently representing shares of Common or Preferred Stock.

Board Recommendation
--------------------

Based on the foregoing consideration, the Board of Trustees approved a resolution to provide for the effectuation of a 2,500-to-1 reverse stock split and for an amendment to the Company's Articles of Incorporation to prohibit fractional shares and to authorize, immediately after the reverse stock split is effectuated, 50,000 shares of Common Stock and 1,000 shares of Preferred Stock.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS OF THE COMPANY VOTE FOR THE PROPOSAL.

Vote Required for Approval of the Proposal
------------------------------------------

The Shareholders will be asked to approve the proposal to effect a 2,500-to-1 reverse stock split and for an amendment to the Company's Articles of Incorporation to prohibit fractional shares and to authorize, immediately after the reverse stock split is effectuated, 50,000 shares of Common Stock and 1,000 shares of Preferred Stock at the Annual Meeting of Shareholders on _______________, 1997.

The affirmative vote of the majority of the shares entitled to vote, represented in person or by proxy, will be necessary to approve Proposal 1.


<<EXTENSION OF LIFE OF COMPANY>>

PROPOSAL 2. AMENDMENT OF THE ARTICLES OF INCORPORATION OF THE COMPANY TO EXTEND THE LIFE OF THE COMPANY IN PERPETUITY

The Shareholders will be asked to approve a proposal to amend the Articles of Incorporation of the Company to extend the life of the Company in perpetuity.

Currently, Article Sixth of the Articles of Incorporation of the Company, as filed with the Delaware Secretary of State on October 27, 1988, provides that the Company shall remain in existence until and including December 31, 2010, unless sooner dissolved and terminated in accordance with the Bylaws of the
Company.   Initially, the Company was organized for the primary purpose of realizing income from originating and investing in short-term loans, junior mortgage loans, wraparound construction loans and pre-development loans secured by real estate. Under this business plan, a definite dissolution date was practical because the Company would be able to coordinate maturity dates of its debt assets to the date of dissolution. However, the Company's Plan of Reorganization, as approved by the Shareholders,
required      the implementation of the SRP, the majority of the Company's assets have been converted from debt to equity. Accordingly, this dissolution date has become impractical, because now, instead of debt maturing on a specific date, the vast majority of the Company's assets
consist of real estate owned.      While it is feasible for the Company to
dissolve on December 31, 2010 by liquidating its assets, Management does not believe this to be an advisable course of action.

While a perpetual life has clearly become more appropriate for the current business objectives of the Company, it is also necessary in order for the Company to pursue future, more favorable, financing arrangements. The
current dissolution date of December 31,     2010      is an obvious
impediment to any debt restructuring because the term of any financing
arrangement could not exceed the remaining life of the Company.      In
December, 1996, the Company entered into a $19,200,000 refinancing of certain of its assets. This note matures on December 12, 1998, but can be extended to December 12, 1999. It is secured by the substantial majority of the Company's assets. Management is currently in the process of negotiating permanent financing with this Lender, and analyzing which properties are appropriate for permanent refinancing. The ability of Management to enter into these negotiations is contingent upon the extension of the life of the Company.


Amendment of the Articles of Incorporation
------------------------------------------

If approved, Article Sixth of the Articles of Incorporation of the Company would be amended to read as follows:

     "SIXTH:  The duration of the Corporation is to be perpetual"

If approved, the Amendment to the Articles of Incorporation will be filed with the Secretary of State of Delaware. The Amendment will become effective on the date of such filing.

Impact on Debenture Holders
---------------------------

In the event that Proposal 2 is adopted by the Shareholders, the dissolution of the Company shall no longer occur on a date certain. The Company's Convertible Subordinated Debentures have a stated maturity of December 31, 2003. Payment of the Debentures are subordinated to any senior debt of the Company, as that term is defined in the Debenture document. Accordingly, if the Company has senior debt on December 31, 2003, payment of the Debentures could conceivably be delayed, pursuant to the terms of the Debentures, until liquidation of the Company. Currently, liquidation of the Company will occur on December 31, 2010. If the Shareholders approve Proposal 2, the life of the Company will be extended to a perpetual duration and the liquidation of the Company will no longer occur on a date certain. Therefore, as long as the Company has senior debt, no payment will be made on the Debentures.

Board Recommendation
--------------------

Based on the foregoing consideration, the Board of Trustees approved a resolution to provide for the amendment to the Company's Articles of Incorporation to extend the life of the Company in perpetuity.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS OF THE COMPANY VOTE FOR THE PROPOSAL.

Vote Required for Approval of the Proposal
------------------------------------------

The Shareholders will be asked to approve the proposal to amend the Company's Articles of Incorporation to extend the life of the Company in perpetuity at the Annual Meeting of Shareholders on _______________, 1997.

The affirmative vote of the majority of the shares entitled to vote, represented in person or by proxy, will be necessary to approve Proposal 2.


<<ELECTION OF TRUSTEES>>

PROPOSAL 3.  ELECTION OF TRUSTEES

Pursuant to the Articles of Incorporation of the Company, the Board of Trustees is divided into two classes. A First Class Trustee is elected to hold office for one year, or until the next Annual Meeting following their election. A Second Class Trustee is elected to hold office for two years, or until the next Annual Meeting following their election. The Bylaws of the

Company provide that the number of Trustees shall be between 3 and 9, the exact number to be determined by a majority of the entire Board of Trustees. The Board of Trustees has set this number at seven.

Four trustees are to be elected at the Annual Meeting, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as trustees unless the Shareholder indicates to the contrary on the proxy. Management expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Trustees to fill any such vacancy. There are no arrangements or understandings between any of the listed trustees, or any other persons, pursuant to which any of the trustees have been selected as such.

Nominees:
--------

          Byron Constance, 70
          Independent Trustee since 1991.
          Nominee for First Class Trustee

Mr. Constance is the retired Senior Partner in Constance Stewart & Cook, L.C., a law firm located in Independence, Missouri, and is presently of counsel to the firm.

          Robert K. Brown, 52
          Independent Trustee since 1991.
          Nominee for First Class Trustee

Mr. Brown has been a partner in Floyd R. Brown & Co., P.C., a Certified Accounting firm in Kansas City, Missouri, since 1969.

          James E. Trimmer, 64
          Independent Trustee since 1991.
          Nominee for Second Class Trustee

Mr. Trimmer has been the President of Precise Forms, Inc., a manufacturer of aluminum forms located in Kansas City, Missouri since 1967 and is a former director of Grain Valley Bank.

          Roger Buford, 49
          Nominee for Affiliated First Class Trustee.

Mr. Buford has been the Vice President and Secretary of Recon Development Company since 1993. Recon Development Company is a development and construction management firm. It supervises all maintenance, building improvements, marketing and construction for several of the Company's assets.

It also provides, through contractual relationships with Embassy Properties, Inc. and Embassy Hotel Management Co., Inc., property management assistance to certain properties in which the Company is either owner or lender. Mr. Buford is also the President of Metro West Properties, Inc., which is a real estate brokerage licensed in both Missouri and Kansas. Metro West Properties is the general partner of Soho West III, L.P., Soho Office Center, L.P., and Soho West V, L.P., and is a limited partner in New Historic Suites Partners, L.P. The Company either has an ownership interest in or holds a mortgage on the properties owned by each of these entities. Mr. Buford is also the Executive Vice President of Embassy Properties, Inc., which provides management services to most of the Company's assets, and Embassy Hotel Management Co., Inc., the lessee of the Company's hotel properties.

From 1984 to 1994, Mr. Buford was the President of Vista Construction Company, a real estate broker/real estate construction firm. Vista Construction Company was the general partner of Soho III, L.P., a Missouri limited partnership. The Company has a second mortgage on Soho III, L.P.'s assets. Soho III, L.P. filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in 1990. A plan was confirmed in December, 1992.

Mr. Buford was also a general partner in Tiffany Plaza South, L.P., a Missouri limited partnership. An involuntary petition under Chapter 11 of the Federal Bankruptcy Code was filed against Tiffany Plaza South, L.P., but was dismissed in January, 1996.

          James I. Threatt, 72
          Independent Trustee since 1995.
          Nominee for First Class Trustee

Mr. Threatt was duly appointed as an Independent Trustee by the Board of Directors on November 1, 1995. Mr. Threatt held the position of Assistant City Manager of Kansas City, Missouri from January, 1974 to January, 1994. Mr. Threatt is currently the President of James A. Threatt and Associates, a private consulting firm, and serves as Trustee and on the Board of Directors of the Kansas City Public School Retirement Systems and on the Board of Directors of the Downtown Minority Development Corporation and the Kansas City Neighborhood Alliance.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR EACH OF THE NOMINEES
LISTED.


<<APPOINTMENT OF AUDITORS>>

PROPOSAL 4.  THE APPOINTMENT OF MAYER, HOFFMAN & MCCANN AS THE
AUDITORS FOR THE COMPANY FOR 1997

The Company retained Mayer, Hoffman & McCann as its independent certified public accountants effective 1990, and they have been selected to continue in such capacity for the current fiscal year.

Representatives of Mayer, Hoffman & McCann will be present at the Annual Meeting, will be available to respond to questions and may make a statement if they so desire.

Financial Statements
--------------------

The financial statements of the Company, in comparison form for the years ended December 31, 1996, is contained in the 1996 Annual Reports to Shareholders, a copy of which is enclosed with this proxy statement.

                                   By Order of the Trustees



                                   John J. Bennett, President